Exhibit 3.1

THIRD AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

OF

PAR PETROLEUM CORPORATION

January 5, 2015

Pursuant to Section 9.1 of the Amended and Restated Bylaws (as amended to date, the “Bylaws”) of Par Petroleum Corporation, a Delaware corporation (the “Company”), and that certain unanimous written consent of the board of directors of the Company dated the date hereof, the Bylaws of the Company are hereby amended as set forth below:

Amendment to the Bylaws:

1. Section 3.1 of the Bylaws is hereby amended and restated in its entirety and replaced with the following:

“Number. The number of directors shall be nine (9). The Board of Directors shall consist of the persons designated by the persons or groups entitled to designate the Board of Directors in accordance with that certain Stockholders Agreement between the Company and certain stockholders of the Company dated August 31, 2012, as amended, modified or restated from time to time (the “Stockholders Agreement”). Following termination of the Stockholders Agreement, the number of directors shall be determined from time to time by resolutions adopted by the Board of Directors.”

[Signature appears on following page]

IN WITNESS WHEREOF, the undersigned, being a duly elected officer of the Corporation, executes this instrument as of the date first set forth above, and hereby certifies that the foregoing is the adopted Amendment to Bylaws of the Corporation.

Executed this 5th day of January, 2015.

By:	/s/ Brice Tarzwell
Name:	Brice Tarzwell
Title:	Senior Vice President, Chief Legal Officer and Secretary

[SIGNATURE PAGE TO THIRD AMENDMENT TO AMENDED AND RESTATED BYLAWS OF PAR PETROLEUM CORPORATION]